Exhibit 99.1

July 31, 2008
Press Release
SOURCE: Oil States International, Inc.

Oil States Announces Second Quarter Earnings of $1.14 per Share

HOUSTON, July 31 - Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended June 30, 2008 of $60.2 million, or $1.14 per diluted share, compared to $52.2 million, or $1.03 per diluted share, reported in the second quarter of 2007.

“Each of our businesses contributed to significant year-over-year growth for Oil States in the second quarter of 2008,” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “Our Tubular Services group generated record revenues and EBITDA during the quarter and our oil sands lodges in Canada continue to be a significant driver of our growth. Our Offshore Products segment, which supports global deepwater infrastructure development, also posted another strong quarter with revenue growth and good margins. Our current expectation for third quarter 2008 earnings is in a range of $1.19 to $1.24.”

Excluding the gains related to the partial sales of its investment in Boots & Coots (described below), the Company generated $631.4 million of revenues and $117.7 million of Adjusted EBITDA (defined as net income plus interest, taxes, depreciation and amortization), during the second quarter of 2008, compared to $499.3 million and $85.6 million, respectively, in the second quarter of 2007. (A) Significantly improved activity and profitability in our Tubular Services segment, strong year-over-year growth in our oil sands accommodations capacity and contributions from two rental tool acquisitions completed during the third quarter of 2007 led to year-over-year increases in revenue and Adjusted EBITDA of 26% and 38%, respectively, in the second quarter of 2008. During the quarter, consolidated operating income was $91.0 million compared to $68.5 million for the second quarter of 2007.

During the second quarter of 2008, the Company recognized a $2.7 million pre-tax gain, or $0.03 per diluted share after-tax, related to the sale of a portion of its investment in Boots & Coots. During the second quarter of 2007, the Company recognized a $12.8 million pre-tax gain, or $0.17 per diluted share after-tax, related to the sale of a portion of its investment in Boots & Coots. The Company currently owns approximately 7% of Boots & Coots, and as a result, will account for its remaining investment in Boots & Coots as marketable securities available for sale (included in non-current assets), thereby ending its use of the equity method of accounting for this investment. This common stock ownership is in addition to a $21.2 million note receivable held by the Company payable by Boots & Coots.

In the second quarter of 2008, the Company recognized an effective tax rate of 33.9% compared to 34.1% in the second quarter of 2007. The Company spent $74.9 million in capital expenditures during the second quarter of 2008 primarily related to expansion efforts at Wapasu Creek Lodge and the continued construction of the Conklin Lodge, both of which serve customers in the oil sands region of Canada.

For the first half of 2008, the Company reported net income of $126.6 million, or $2.45 per diluted share, on revenues of $1.2 billion and operating income of $192.4 million. The Company reported net income of $104.7 million, or $2.08 per diluted share, on revenues of $979.8 million and operating income of $151.4 million, for the first half of 2007. This represents year-over-year increases in revenue and operating income of 26% and 27%, respectively.

BUSINESS SEGMENT RESULTS
Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2008 (which exclude the aforementioned $2.7 million gain on the sale of Boots & Coots stock) to the results from the second quarter of 2007 (which exclude the aforementioned $12.8 million gain on the sale of Boots & Coots stock) in order to present a more meaningful comparison of the Company's operating results.

Well Site Services
Well Site Services generated revenues of $209.9 million and Adjusted EBITDA of $67.6 million in the second quarter 2008, compared to $149.5 million and $52.8 million, respectively, in the second quarter of 2007, representing year-over-year increases of 40% and 28%, respectively. Increases in revenues and Adjusted EBITDA were across all of the businesses but were primarily due to growth in oil sands accommodations and contributions from the two rental tool acquisitions closed in the third quarter of 2007.

For the second quarter of 2008, accommodations generated revenues of $80.9 million and EBITDA of $26.1 million compared to revenues and EBITDA of $61.9 million and $18.5 million, respectively, in the second quarter of 2007. The accommodations business revenue increased 31% and EBITDA increased 41%, primarily due to contributions from additional room capacity at our major oil sands lodges. Drilling services generated revenues of $44.4 million and Adjusted EBITDA of $16.4 million in the second quarter of 2008 compared to revenues and Adjusted EBITDA of $36.8 million and $15.1 million, respectively, in the second quarter 2007. The year-over-year improvement in revenue was due to higher pricing and the addition of four new drilling rigs. This revenue improvement was partially offset by increased labor, repair and maintenance costs. Rental tools generated $84.6 million of revenues and $25.2 million of EBITDA in the second quarter of 2008 compared to revenue of $50.8 million and EBITDA of $19.3 million in the second quarter of 2007. This year-over-year growth was substantially due to the two acquisitions completed in the third quarter of 2007.

Offshore Products
During the second quarter of 2008, the Offshore Products segment reported revenue and EBITDA of $139.9 million and $27.8 million, respectively, compared to $135.4 million of revenues and $27.0 million in EBITDA in the second quarter of 2007. Revenues improved year-over-year due primarily to increased after-market service work and deliveries of subsea pipeline equipment. Gross margin remained strong at 26.6% in the second quarter of 2008 compared to 26.2% in the second quarter of 2007. Backlog totaled $385.8 million at June 30, 2008 which was a slight increase from the $383.5 million reported as of March 31, 2008 and a 7% increase from the $362.2 million reported as of December 31, 2007.

Tubular Services
Tubular Services generated record quarterly revenues and EBITDA of $281.6 million and $29.2 million, respectively, during the second quarter of 2008 compared to revenues of $214.4 million and EBITDA of $11.3 million in the second quarter of 2007. These increases were due to price increases implemented by the domestic OCTG mills during the quarter coupled with a 22% increase in tons shipped. In the second quarter of 2008, Tubular Services’ shipped a quarterly record of 146,200 tons up from 120,100 tons shipped in the second quarter of 2007. Gross margin percentages improved significantly to 11.6% in the second quarter of 2008 from 6.4% in the corresponding quarter of 2007. The Company’s OCTG inventory level at June 30, 2008 was $227.2 million which was an increase from the March 31, 2008 level of $190.4 million.

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2007 filed by Oil States with the SEC on February 22, 2008.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$631,364	$499,308	$1,232,611	$979,824
Costs and expenses:
Cost of sales	478,435	386,710	923,519	742,513
Selling, general and administrative expenses	35,976	28,225	68,083	55,548
Depreciation and amortization expense	25,689	16,113	48,417	30,532
Other operating (income) expense	244	(221)	234	(141)
Operating income	91,020	68,481	192,358	151,372

Interest expense	(4,561)	(3,739)	(9,788)	(8,581)
Interest income	894	784	1,815	1,710
Equity in earnings of unconsolidated affiliates	1,242	748	2,737	1,290
Other income (B)	2,451	13,011	2,672	13,125
Income before income taxes	91,046	79,285	189,794	158,916
Income tax provision	(30,883)	(27,052)	(63,164)	(54,222)
Net income	$60,163	$52,233	$126,630	$104,694

Net income per share
Basic	$1.21	$1.06	$2.56	$2.12
Diluted	$1.14	$1.03	$2.45	$2.08

Weighted average number of common shares outstanding
Basic	49,633	49,341	49,527	49,305
Diluted	52,627	50,833	51,763	50,414

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)
	June 30,	March 31,	December 31,
	2008	2008	2007
Assets	(unaudited)	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$45,999	$31,235	$30,592
Accounts receivable, net	442,389	463,538	450,153
Inventories, net	402,715	357,352	349,347
Prepaid expenses and other current assets	33,417	24,284	35,575
Total current assets	924,520	876,409	865,667
Property, plant and equipment, net	694,082	640,499	586,910
Goodwill, net	401,652	401,950	391,644
Investments in unconsolidated affiliates	5,945	26,163	24,778
Other non-current assets	71,185	59,557	60,627
Total assets	$2,097,384	$2,004,578	$1,929,626

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$179,930	$179,975	$4,718
Accounts payable and accrued liabilities	276,805	232,213	239,119
Income taxes	978	9,472	43
Deferred revenue	62,874	54,697	60,910
Other current liabilities	1,595	1,082	121
Total current liabilities	522,182	477,439	304,911
Long-term debt (C)	288,965	326,456	487,102
Deferred income taxes	54,151	44,473	40,550
Other liabilities	12,212	12,191	12,236
Total liabilities	877,510	860,559	844,799

Stockholders' equity
Common stock	526	523	522
Additional paid-in capital	417,926	407,590	402,091
Retained earnings	817,343	757,180	690,713
Accumulated other comprehensive income	66,381	60,540	73,036
Treasury stock	(82,302)	(81,814)	(81,535)
Total stockholders' equity	1,219,874	1,144,019	1,084,827
Total liabilities and stockholders' equity	$2,097,384	$2,004,578	$1,929,626

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues
Accommodations	$80,880	$61,864	$227,137	$155,417
Rental Tools	84,576	50,842	167,069	104,481
Drilling and Other	44,426	36,752	81,230	67,669

Well Site Services	209,882	149,458	475,436	327,567
Offshore Products	139,850	135,437	266,772	254,477
Tubular Services	281,632	214,413	490,403	397,780
Total Revenues	$631,364	$499,308	$1,232,611	$979,824

EBITDA (A)
Accommodations	$26,066	$18,512	$86,972	$57,589
Rental Tools	25,194	19,254	50,660	41,476
Drilling and Other (B)	19,096	27,824	30,316	40,574

Well Site Services (B)	70,356	65,590	167,948	139,639
Offshore Products	27,776	26,979	51,906	47,415
Tubular Services	29,220	11,272	39,344	19,624
Corporate and Eliminations	(6,950)	(5,488)	(13,014)	(10,359)
Total EBITDA (B)	$120,402	$98,353	$246,184	$196,319

Operating Income / (Loss)
Accommodations	$17,257	$13,152	$70,065	$48,144
Rental Tools	16,293	14,131	33,924	31,613
Drilling and Other	10,794	11,816	16,846	21,810

Well Site Services	44,344	39,099	120,835	101,567
Offshore Products	24,936	24,207	46,383	41,815
Tubular Services	28,751	10,710	38,272	18,444
Corporate and Eliminations	(7,011)	(5,535)	(13,132)	(10,454)
Total Operating Income	$91,020	$68,481	$192,358	$151,372

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended June 30,
	2008	2007

Supplemental Operating Data
Land Drilling Operating Statistics
Average Rigs Available	36	32
Utilization	84.2%	83.2%
Implied Day Rate ($ in thousands per day)	$16.3	$15.1
Implied Daily Cash Margin ($ in thousands per day)	$6.0	$6.3

Offshore Products Backlog ($ in millions)	$385.8	$402.2

Tubular Services Operating Data
Shipments (Tons in thousands)	146.2	120.1
Quarter end Inventory ($ in thousands)	$227,182	$221,702

(A)
The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income	$60,163	$52,233	$126,630	$104,694
Income tax expense	30,883	27,052	63,164	54,222
Depreciation and amortization	25,689	16,113	48,417	30,532
Interest income	(894)	(784)	(1,815)	(1,710)
Interest expense	4,561	3,739	9,788	8,581
EBITDA	$120,402	$98,353	$246,184	$196,319
Gain on sale of investment	(2,708)	(12,774)	(2,708)	(12,774)
Adjusted EBITDA	$117,694	$85,579	$243,476	$183,545

The Company is not in the business of trading public equity securities nor does it depend on gains from the sales of such securities for funding ongoing operations. The Company excludes the gain on the sale of its Boots & Coots stock in order to present a more meaningful comparison of the Company's results of operations from period to period as that gain is unrelated to the Company’s ongoing business and operating results.

(B)
Includes a $2.7 million gain on sale of Boots & Coots common stock in the three months and six months ended June 30, 2008. Includes a $12.8 million gain on sale of Boots & Coots common stock in the three months and six months ended June 30, 2007.

(C)	As of June 30, 2008, the Company had approximately $208.8 million available under its revolving credit facility.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
+1-713-652-0582
SOURCE: Oil States International, Inc.